BMC Stock Holdings, Inc. Announces Record 2020 Second Quarter Results
Record Net Income, Adjusted EBITDA1 and Adjusted EBITDA Margin1
Accelerating Productivity and Structural Cost Savings Initiatives
Strong Operating Cash Flow Drives Liquidity Over $600 Million

Raleigh, NC - August 3, 2020 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the nation’s leading providers of diversified building materials and solutions to new construction builders and professional remodelers in the U.S., today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights
•Net sales increased 3.5% to $979.9 million
•Gross profit increased 2.9% to $252.8 million
•SG&A expenses as a percent of net sales declined 150 basis points to 17.7%
•Net income increased 22.2% to $43.6 million
•Adjusted EBITDA1 improved by 23.2% to a record $90.3 million
•Adjusted EBITDA margin1 increased 150 basis points to a record 9.2%
•Diluted earnings per share (EPS) increased 22.6%, or $0.12, to $0.65
•Adjusted net income per diluted share1 increased 23.7%, or $0.14, to $0.73
•Total liquidity was approximately $615.7 million, which included $253.4 million of cash and $362.3 million of borrowing capacity under the revolver, with no debt maturities until 2024. The Company repaid its $144 million precautionary revolver borrowings.

“Our record second-quarter results exceeded our expectations and were driven by the steadfast execution of our strategy, accelerated productivity and structural cost savings across our business, coupled with a strong pipeline of construction activity,” said Dave Flitman, President and CEO of BMC. “These strong results are a testament to the determination of our associates, who remain focused on growing our business and providing outstanding customer service despite their personal sacrifice in this unprecedented environment. I couldn’t be more proud of their efforts.”

Mr. Flitman added, “Our top priority remains keeping our associates, suppliers and customers safe as the pandemic evolves. We continue to take any and all necessary steps to protect our team while simultaneously growing our value-added products, which remain in high demand from our customers.”

Mr. Flitman continued, “We are pleased that our team’s efforts enabled us to generate strong net sales growth in Millwork, Doors and Windows and our Pro Remodel and Multi-Family segments, as well as outperform the market in single-family starts which resulted in record net income, Adjusted EBITDA and Adjusted EBITDA margin in the quarter. We believe our solid first-half results and momentum, coupled with strong homebuyer demand, low housing inventories and record low interest rates will result in continued strength in our business in the second half of 2020. I believe we have the best talent on the field, the right business strategies, and as we remain focused on strengthening our execution, we will continue to transform our company into an operational powerhouse. I am confident that our efforts will enable our ability to sustainably outperform the market and deliver long-term shareholder value.”

1 Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the discussion and tables included in this press release under “Reconciliation of GAAP to Non-GAAP Measures.”

Second Quarter 2020 Summary of Financial Results
During the three months ended June 30, 2020, the Company generated strong net income, diluted earnings per share and Adjusted EBITDA.

	Three Months Ended June 30,
(in thousands, except per share data)	2020	2019	Variance
Net sales	$979,896	$946,375	$33,521

Net income and EPS
Net income (GAAP)	$43,622	$35,699	$7,923
Diluted earnings per share (GAAP)	$0.65	$0.53	$0.12
Adjusted net income (non-GAAP)	$49,309	$39,363	$9,946
Adjusted net income per diluted share (non-GAAP)	$0.73	$0.59	$0.14

Adjusted EBITDA (non-GAAP)	$90,349	$73,329	$17,020
Adjusted EBITDA margin (non-GAAP)	9.2%	7.7%	1.5%

Net cash provided by operating activities	$136,101	$51,553	$84,548
Second Quarter 2020 Financial Results Compared to Prior Year Period
•Net sales increased 3.5% to $979.9 million, primarily driven by growth from acquisitions of 4.3%, and 2.0% from price inflation. These increases were partially offset by a 2.2% decrease from other organic sales declines due to the impact of the COVID-19 pandemic and a closed location of 0.6%.
•Gross profit increased 2.9% to $252.8 million. Gross profit as a percentage of sales (gross margin) was 25.8%, compared to 26.0% for the second quarter of 2019. The 20 basis point decline in gross margin was driven by a decrease in the gross margin in the lumber and lumber sheet goods and structural components product categories, which benefited from unusually high commodity price-related gross margins during the prior year period, partially offset by an increase in the percent of net sales derived from our millwork, doors and windows product category, which often generates higher gross margins relative to other products.
•Selling, general and administrative (“SG&A”) expenses decreased 4.4% or $8.0 million to $173.4 million. Excluding the $4.3 million impact of an out of period correction during the three months ended June 30, 2019, SG&A expenses decreased $3.7 million. Other factors impacting SG&A expenses were an approximately $10.0 million decrease in employee wages, benefits and other employee-related costs, which was partially offset by an increase of $9.0 million related to SG&A expenses of recently acquired businesses. The remaining decrease was primarily related to lower fuel costs and a reduction in other costs. SG&A expenses as a percent of net sales declined 150 basis points to 17.7%
•Depreciation expense, including the portion reported within cost of sales, increased $2.0 million to $15.3 million, compared to $13.3 million in the second quarter of 2019.
•Merger and integration costs decreased to $0.4 million, consisting primarily of system integration costs, compared to $1.4 million in the second quarter of 2019.
•Amortization expense was $5.0 million compared to $4.3 million in the second quarter of 2019. This increase was primarily due to the amortization of intangible assets at recently acquired businesses.
•Interest expense was $6.2 million compared to $5.6 million in the second quarter of 2019.
•Other income, net, which was derived primarily from state and local tax incentives, interest income and customer service charges, was $2.9 million compared to $3.7 million in the second quarter of 2019.
•Net income was $43.6 million, or $0.65 per diluted share for the quarter, compared to $35.7 million, or $0.53 per diluted share, in the second quarter of 2019.
•Adjusted net income1 increased to $49.3 million, or $0.73 per diluted share, compared to Adjusted net income1 of $39.4 million, or $0.59 per diluted share, in the second quarter of 2019.
•Adjusted EBITDA1 was $90.3 million, up 23.2% from the second quarter of 2019.
•Adjusted EBITDA margin1, defined as Adjusted EBITDA1 as a percentage of net sales, was a record 9.2%, up 150 basis points from the prior year period.
•Cash provided by operating activities increased $84.5 million to $136.1 million primarily due to changes in working capital.

COVID-19 Update
As one of the Company’s core values, the safety of BMC’s associates and families is of the utmost importance during these challenging times. Over the course of the past several months, the Company took numerous steps to protect our associates, suppliers, customers and the community.  In mid-March, the Company created a cross-function task force, which continues to meet daily to ensure that the Company is responding with the development of the necessary processes, protocols, training and communications related to our response.

The Company has implemented detailed cleaning and disinfecting processes at its facilities and is adhering to social distancing protocols. It also continues to suspend non-essential air travel and is encouraging employees to work from home when possible. To date, the Company and its customers’ businesses have generally been classified as “essential business” in most of the jurisdictions in which the Company operates.

Liquidity and Capital Resources
Total liquidity as of June 30, 2020 was approximately $615.7 million, which included $253.4 million of cash and cash equivalents and $362.3 million of borrowing availability under the Company’s asset-backed revolving credit facility. During the first quarter, the Company borrowed $144 million under its revolving credit facility as a precautionary measure. In June 2020, the Company repaid this amount and had no outstanding borrowings under its revolver as of June 30, 2020. In addition, the Company has no long-term debt maturities until 2024.

Capital expenditures during the second quarter of 2020, net of proceeds from the sale of property, equipment and real estate, totaled $18.3 million which was down $10.4 million from the prior year period. These expenditures were primarily used to fund purchases of vehicles and equipment to replace aged assets and support increased sales volume and facility, technology and automation investments to support our operations.  The Company has postponed future growth-related capital projects until further notice, but is accelerating investment in safety and productivity-related capital expenditures. Cash provided by operating activities increased $84.5 million to $136.1 million primarily due to changes in working capital. The Company continues to focus on cash generation.

Stock Repurchases
During the second quarter of 2020, the Company did not repurchase any shares of stock. As of June 30, 2020, the Company had approximately $54.2 million of capacity remaining under the current share repurchase authorization, which expires in November 2020.

2020 Third-Quarter Outlook
The Company estimates its 2020 third quarter net sales will be up 5% to 10% compared to the third quarter of 2019. BMC withdrew its full-year 2020 outlook on April 6, 2020, as management was unable to predict the potential negative impacts that COVID-19 could have on housing starts and the Company’s financial results over the remainder of the year.

Conference Call Information
BMC will host a conference call on Monday, August 3, 2020 at 5:00 p.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website ir.buildwithbmc.com in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 1-877-407-0784 (domestic) or 1-201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for both the live call and the replay is 13706969. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 10, 2020. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

About BMC Stock Holdings, Inc.
With $3.6 billion in 2019 net sales, BMC is one of the nation’s leading providers of diversified building materials and solutions to new construction builders and professional remodelers in the U.S.  Headquartered in Raleigh, North Carolina, the Company's comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform.  BMC serves 45 metropolitan areas across 18 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as “may,” “might,” “predict,” “future,” “seek to,” “assume,” “goal,” “objective,” “continue,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “guidance,” “possible,” “predict,” “propose,” “potential” and “forecast,” or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC’s control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication, and many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic.
A number of important factors could cause actual results to differ materially from those indicated by forward-looking statements. These factors include without limitation:
•the impact of the COVID-19 pandemic on our business operations and on local, national and global economies;
•the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;
•fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;
•the impact of potential changes in our customer or product sales mix;
•our concentration of business in the Texas, California and Georgia markets;
•the potential loss of significant customers or a reduction in the quantity of products they purchase;
•seasonality and cyclicality of the building products supply and services industry;
•competitive industry pressures and competitive pricing pressure from our customers and competitors;
•our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;
•our ability to maintain profitability and positive cash flows;
•our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;
•product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;
•the implementation of our supply chain and technology initiatives;
•the impact of long-term noncancellable leases at our facilities;
•our ability to effectively manage inventory and working capital;
•the credit risk from our customers;
•our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;
•our ability to successfully implement our growth strategy;
•the impact of federal, state, local and other laws and regulations;
•the impact of changes in legislation and government policy;

•the impact of unexpected changes in our tax provisions and adoption of new tax legislation;
•our ability to utilize our net operating loss carryforwards;
•natural or man-made disruptions to our distribution and manufacturing facilities;
•our exposure to environmental liabilities and subjection to environmental laws and regulation;
•the impact of health and safety laws and regulations;
•the impact of disruptions to our information technology systems;
•cybersecurity risks;
•our exposure to losses if our insurance coverage is insufficient;
•our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;
•the impact of our indebtedness;
•the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and
•other factors discussed or referred to in the “Risk Factors” section of BMC's most recent Annual Report on Form 10-K filed with the SEC on February 27, 2020 as supplemented in our Quarterly Report on Form 10-Q.
All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Michael Neese
SVP, Strategy and Investor Relations
(919) 431-1796

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$979,896	$946,375	$1,900,775	$1,771,780
Cost of sales	727,074	700,598	1,410,825	1,309,881
Gross profit	252,822	245,777	489,950	461,899

Selling, general and administrative expenses	173,420	181,431	360,342	351,365
Depreciation expense	11,704	10,043	23,223	19,616
Amortization expense	5,016	4,338	10,029	8,685
Impairment of assets	2,255	529	2,255	529
Merger and integration costs	357	1,382	1,525	4,172
	192,752	197,723	397,374	384,367
Income from operations	60,070	48,054	92,576	77,532
Other income (expense)
Interest expense	(6,204)	(5,574)	(12,136)	(11,612)
Other income, net	2,920	3,709	5,839	6,619
Income before income taxes	56,786	46,189	86,279	72,539
Income tax expense	13,164	10,490	20,628	16,490
Net income	$43,622	$35,699	$65,651	$56,049

Weighted average common shares outstanding
Basic	67,022	66,578	66,931	66,679
Diluted	67,564	67,077	67,604	67,179

Net income per common share
Basic	$0.65	$0.54	$0.98	$0.84
Diluted	$0.65	$0.53	$0.97	$0.83

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$253,443	$165,496
Accounts receivable, net of allowances of $9,895 and $8,318 at June 30, 2020 and December 31, 2019, respectively	361,953	325,741
Inventories	326,807	331,969
Contract assets	33,871	32,125
Income taxes receivable	—	7,504
Prepaid expenses and other current assets	70,926	66,818
Total current assets	1,047,000	929,653
Property and equipment, net of accumulated depreciation	368,378	345,466
Operating lease right-of-use assets	136,540	139,907
Customer relationship intangible assets, net of accumulated amortization	175,150	185,049
Other intangible assets, net of accumulated amortization	450	580
Goodwill	295,402	297,146
Other long-term assets	7,443	8,300
Total assets	$2,030,363	$1,906,101
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$237,029	$189,644
Accrued expenses and other liabilities	97,127	117,825
Contract liabilities	42,610	31,094
Income taxes payable	2,640	—
Interest payable	4,947	4,759
Current portion:
Long-term debt and finance lease obligations	4,214	5,577
Operating lease liabilities	27,411	26,147
Insurance reserves	18,487	16,328
Total current liabilities	434,465	391,374
Insurance reserves	42,473	43,536
Long-term debt	346,450	346,032
Long-term portion of finance lease obligations	5,131	6,959
Long-term portion of operating lease liabilities	118,705	120,832
Deferred income taxes	25,601	15,195
Other long-term liabilities	7,474	661
Total liabilities	980,299	924,589
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 68.8 million and 68.3 million shares issued, and 67.1 million and 66.8 million outstanding at June 30, 2020 and December 31, 2019, respectively	688	683
Additional paid-in capital	694,113	687,255
Retained earnings	385,841	320,190
Treasury stock, at cost, 1.7 million and 1.5 million shares at June 30, 2020 and December 31, 2019, respectively	(30,578)	(26,616)
Total stockholders' equity	1,050,064	981,512
Total liabilities and stockholders' equity	$2,030,363	$1,906,101

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash flows from operating activities
Net income	$65,651	$56,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	30,265	25,739
Amortization of intangible assets	10,029	8,685
Amortization of debt issuance costs	634	807
Deferred income taxes	10,406	6,888
Non-cash stock compensation expense	6,498	6,163
Gain on sale of property, equipment and real estate	(351)	(1,949)
Other non-cash adjustments	2,248	2,200
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(36,201)	(30,725)
Inventories	5,175	(8,557)
Accounts payable	49,401	85,178
Other assets and liabilities	9,412	(21,166)
Net cash provided by operating activities	153,167	129,312
Cash flows from investing activities
Purchases of property, equipment and real estate	(49,079)	(45,905)
Proceeds from sale of property, equipment and real estate	633	4,153
Purchases of businesses, net of cash acquired	—	(52,012)
Insurance proceeds	—	107
Net cash used in investing activities	(48,446)	(93,657)
Cash flows from financing activities
Proceeds from revolving credit facility	144,000	110,987
Repayments of proceeds from revolving credit facility	(144,000)	(110,987)
Repurchases of common stock under share repurchase program	(1,416)	(16,446)
Payments on finance lease obligations	(3,166)	(3,385)
Other financing activities, net	(12,192)	(6,001)
Net cash used in financing activities	(16,774)	(25,832)
Net increase in cash and cash equivalents	87,947	9,823
Cash and cash equivalents
Beginning of period	165,496	150,723
End of period	$253,443	$160,546

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Millwork, doors & windows	$287,999	29.4%	$271,135	28.6%	6.2%	1.1%
Structural components	164,535	16.8%	166,955	17.6%	(1.4)%	(5.6)%
Lumber & lumber sheet goods	292,817	29.9%	281,855	29.8%	3.9%	(3.5)%
Other building products & services	234,545	23.9%	226,430	24.0%	3.6%	(2.0)%
Total net sales	$979,896	100.0%	$946,375	100.0%	3.5%	(2.2)%

	Six Months Ended June 30, 2020		Six Months Ended June 30, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Millwork, doors & windows	$583,668	30.7%	$511,057	28.8%	14.2%	5.3%
Structural components	324,879	17.1%	308,231	17.4%	5.4%	1.9%
Lumber & lumber sheet goods	551,956	29.0%	523,814	29.6%	5.4%	0.3%
Other building products & services	440,272	23.2%	428,678	24.2%	2.7%	(3.1)%
Total net sales	$1,900,775	100.0%	$1,771,780	100.0%	7.3%	1.2%

Net Sales by Customer Type
(unaudited)

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$702,388	71.7%	$716,974	75.8%	(2.0)%	(6.3)%
Remodeling contractors	127,699	13.0%	110,313	11.7%	15.8%	6.6%
Multi-family, commercial & other contractors	149,809	15.3%	119,088	12.5%	25.8%	14.5%
Total net sales	$979,896	100.0%	$946,375	100.0%	3.5%	(2.2)%

	Six Months Ended June 30, 2020		Six Months Ended June 30, 2019			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$1,377,159	72.5%	$1,345,692	76.0%	2.3%	(2.4)%
Remodeling contractors	232,368	12.2%	198,521	11.2%	17.0%	9.1%
Multi-family, commercial & other contractors	291,248	15.3%	227,567	12.8%	28.0%	16.1%
Total net sales	$1,900,775	100.0%	$1,771,780	100.0%	7.3%	1.2%

(a) Core Organic Growth is calculated as the total change in net sales excluding the estimated impact of changes in commodity-related prices, the net sales of non-comparable acquired or closed operations and changes in selling days, as applicable.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.
•Adjusted EBITDA is defined as net income plus interest expense (income), income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.
•Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.
•Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.
•Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analysis, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$43,622	$35,699	$65,651	$56,049
Interest expense	6,204	5,574	12,136	11,612
Interest income	(339)	(844)	(922)	(1,785)
Income tax expense	13,164	10,490	20,628	16,490
Depreciation and amortization	20,299	17,632	40,294	34,424
Merger and integration costs	357	1,382	1,525	4,172
Non-cash stock compensation expense	3,328	3,248	6,498	6,163
Acquisition costs	495	18	2,326	598
Business reorganization costs (a)	3,219	228	3,219	228
Other items (b)	—	(98)	—	(222)
Adjusted EBITDA	$90,349	$73,329	$151,355	$127,729
Adjusted EBITDA margin	9.2%	7.7%	8.0%	7.2%

Net income	$43,622	$35,699	$65,651	$56,049
Merger and integration costs	357	1,382	1,525	4,172
Non-cash stock compensation expense	3,328	3,248	6,498	6,163
Acquisition costs	495	18	2,326	598
Business reorganization costs (a)	3,219	228	3,219	228
Other items (b)	—	(98)	—	(222)
Tax effect of adjustments to net income (c)	(1,712)	(1,114)	(3,185)	(2,588)
Adjusted net income	$49,309	$39,363	$76,034	$64,400

Diluted weighted average shares	67,564	67,077	67,604	67,179
Adjusted net income per diluted share	$0.73	$0.59	$1.12	$0.96
(a) For the three and six months ended June 30, 2020, represents asset impairment charges related to the closure or relocation of the operations of certain of the Company’s facilities (“Impairment Charges”), which were not related to the COVID-19 pandemic, and severance expense related to permanent headcount reductions due to the impact of the COVID-19 pandemic. For the three and six months ended June 30, 2019, represents Impairment Charges and the effect of certain customary post-closing adjustments related to the November 1, 2018 disposition of the Company’s Coleman Floor business.
(b) For the three months ended June 30, 2019, represents income from a recovery made by the Company related to a fire at one of the Company’s facilities during 2015 (the “Recovery Income”). For the six months ended June 30, 2019, represents the Recovery Income and the effect of the settlement of pending litigation for an amount below what was previously accrued.
(c) The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.1%, 23.3%, 23.5% and 23.7% for the three months ended June 30, 2020 and 2019 and the six months ended June 30, 2020 and 2019, respectively.